Exhibit 99.1
NEWS RELEASE
     FOR IMMEDIATE RELEASE

FOR:	Mesa Air Group, Inc.	CONTACT:	Brian Gillman
	410 N. 44th St.		602-685-4051
Phoenix, AZ 85008
Mesa Air Group Announces Additions to its Board of Directors
PHOENIX, April 21, 2006 — Mesa Air Group, Inc. (Nasdaq: MESA) is pleased to announce the election of Carlos Bonilla and Richard Thayer to its Board of Directors. Mr. Bonilla is currently Senior Vice President of the Washington Group, a government relations firm. Mr. Bonilla previously served as a Special Assistant to President George W. Bush focusing on a variety of transportation and pension issues. Prior to joining the Bush administration, Mr. Bonilla served as a Washington-based advisor to the Bush campaign focusing on the formulation and refinement of the Economic Growth and Tax Relief Reconciliation Act. Mr. Thayer recently retired as Managing Director at J.P. Morgan Securities, Inc. and has over twenty-five years experience in the banking and securities industries at J.P. Morgan and its predecessors in positions including Managing Director, Global Syndicated Finance and Managing Director, Global Transportation Group.
“Given the opportunities that currently exist for our Company as well as the important role of our Board of Directors, we believe it is important Mesa has effective and independent directors like Carlos and Richard. Their expertise combined with the leadership possessed by our other Board members will be invaluable in helping Mesa move forward successfully,” said Jonathan Ornstein, Mesa Chairman and CEO.
Messer’s Bonilla and Thayer join Board members Jonathan Ornstein, Chairman; Daniel J. Altobello, Lead Director and retired Chairman of the Board of LSG Sky Chefs and Onex Food Services, Inc.; Gen. Ronald R. Fogleman, USAF Retired, former Chief of Staff of the United States Air Force; Joseph L. Manson III, Partner of Baker & Hostetler, LLP; Maurice A. Parker, Executive Director of Regional Aviation Partners; and Bob Beleson, Chief Executive Officer of Christiana Spirits International.
Mesa currently operates 180 aircraft with over 1,050 daily system departures to 172 cities, 45 states, the District of Columbia, Canada, and Mexico. Mesa operates as America West Express, Delta Connection, US Airways Express and United Express under contractual agreement with America West, Delta Air Lines, US Airways and United Airlines, respectively, and independently as Mesa Airlines. Effective June 9, 2006 Mesa will launch inter-island Hawaiian service as go! This new operation will link Honolulu to the neighbor island airports of Hilo, Kahului, Kona, and Lihue. The Company, founded by Larry and Janie Risley in New Mexico in 1982, has approximately 5,000 employees. Mesa is a member of the Regional Airline Association and Regional Aviation Partners. The Company was named 2005 Regional Airline of the Year by Air Transport World Magazine.
This press release contains various forward-looking statements that are based on management’s beliefs, as well as assumptions made by and information currently available to management. Although the company believes that the expectations reflected in such forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected or expected. The company does not intend to update these forward-looking statements prior to its next required filing with the Securities and Exchange Commission.
For further information regarding this press release please visit our website at http://www.mesa-air.com.
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